Contracts of Purchases and Sales of Products
Party A: Tianjin Daxing Import & Export Trade Co., Ltd.
Party B: Tianjin Joway Textile Co., Ltd.
1. Product Names, Specifications, Quantity, Amount:
Date of Signing the Contract:
October 9, 2008

Product Name	Color	Fabric Requirement	Specification	Unit Price ( Yuan/Piece)	Quantity ( Piece)	Amount(Yuan)	Including Tax
Sock		Cotton	male /female
Underwear		Cotton plus Spandex	male /female
Underclothes		Cotton	male / emale
Bra		Spandex plus Polyamide	All Sizes
Kneepad		Polyamide	L/XL/XXL
Decorative Cloth		Synthetic Fiber	1.95m/w
Hat		Cotton	red/m
Shampoo		Bottle
Shower gel		Bottle
Soap		Bar
Tie		Box
Soften Cotton		kg
Pillowcase Cloth		m
Knitted Fabrics		kg
Knitting
Amount (Capital)

Note: Party B entrusts Party A with commodity purchases. Due to price changing with the market, the current settlement price is determined via bilateral negotiation, which is the delivered price including VAT. The number shall be allowed within the range of plus-minus 10%, and the volume above 10% shall not be settled within the current period.

2. Product Quality Standards and Acceptance Methods:
(i)Reactive dyes are needed for fabric dyeing and finishing processes to meet the national environmental requirements in accordance with GB-18401-2003-B, color fastness up to 4th level or above with appearance quality unaffected due to fading in finishing treatments of the purchaser. Color difference on fabrics can not exceed the visual standard, finished products referred by the standards of retained sample. The products with great disparity shall be treated as nonconformity.
(ii) Fabrics shall be without any damage, spinning or skipped stitches;
(iii) Workmanship Requirements: Delicate, fine and close stitches, perfect design, no out-pin or short-thread; binding edge width of 2.5cm, uniform smooth and natural sewing.
3. Delivery Date: The supplier shall deliver goods 30-45 days after signing the contract with partial delivery permitted during the period, but the completion date can not exceed the time agreed in the contract. If the supplier fails to deliver the goods within the stipulated time, he needs to inform the purchaser in advance. With the approval of both sides, the delivery date can be adjusted; the purchaser can notice the supplier to adjust shipping time in case that there is excessive inventory in the purchaser.
4. Means of Transportation and Freight: The supplier is responsible for safety of packages, and processing such as waterproof, moisture-proof, anti-fouling during transport. The supplier shall choose safe and efficient transportation and pay for long-distance shipping freight.
5. Payment Settlement Methods: Both parties shall check accounts monthly. The purchaser shall make acceptance check on all commodities in accordance with the acceptance criteria provided to the supplier and return unqualified goods to the supplier without paying shipping fee for returning with the number of qualified products as payment basis. The supplier shall issue value-added invoice and the purchaser pay upon invoice
6. Responsibility of Each Party: Both parties shall abide by all clauses agreed in the contract and safeguard bilateral rights and interests. The supplier shall not produce goods with the logo of the purchaser without the permission of the latter. Once found, the purchaser shall be entitled to terminate the contract and ask for the supplier to assume the economic losses, and reserve the right of action against the supplier. The purchaser is entitled to unilaterally terminate the contract and ask for the supplier to bear the actual loss he supplier has brought about if frequent extension of the contract causes a fundamental breach. The supplier should exchange or return any commodity with quality problem confirmed such as non-normal fading, fabric pilling, fabric damage, etc., when consumers use it and compensate the loss of consumers.

7. Methods of Contract Default and Dispute Resolution: The both parties shall be exempt from financial responsibilities by mutual consultation for economic losses due to force majeure. Any disputes of the both parties arising from in economic contacts that cannot be resolved after negotiation on the principle of amicable negotiation and mutual benefits shall be submitted to the court at the purchaser’s side for settlement through litigation。

8. This contract is executed in duplicate, one for each, and shall enter into force after being signed and sealed by both parties, the fax version is also valid. This contract shall take effect as of October 9, 2008 and shall expire on October 8, 2009.

Party A
Unit Name: Tianjin Daxing Import & Export Trade Co., Ltd.

Address:  No.8 Huatiandao Road，Tianjin
Legal Representative：Sun Wenxue
Stamped: Tianjin Daxing Import & Export Trade Co., Ltd.

Tel : （022）2322-8032

Fax: （022）2322-8031

Party B
Unit Name: Tianjin Joway Textile Co., Ltd.
Address: No.2 Baowang Road, Tianbao Industrial Park, Baodi Economic Development Zone, Tianjin

Legal Representative：Feng Yanli

Stamped: Tianjin Joway Textile Co., Ltd.

Tel: （022）2253-1918

Fax: （022）2253-3666